Exhibit 3.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of April 30, 2021, but is effective as of September 26, 2020 (the “Effective Date”), by and between Sugarfina Holdings LLC, a Delaware limited liability company (the “Company"), and Bristol Luxury Group, LLC, a Delaware limited liability company ("BLG").

RECITALS

WHEREAS, BLG holds a Senior Secured Note, dated October 19, 2019, issued by the Company (the “Note”); and

WHEREAS, BLG desires to exchange on the Effective Date a portion of the outstanding principal and accrued interest on the Note equal to $8,000,000 in the aggregate (including $6,289,953.71 in outstanding principal and $1,710,046.29 in accrued interest) (the “Debt”) for 800,000 Preferred Units of the Company (the “Preferred Units”), on the terms and conditions set forth in this agreement.

NOW, THEREFORE, in consideration of the promises and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Exchange of Preferred Units. As of the Effective Date, the Company shall issue to BLG, and BLG agrees to acquire from the Company, the Preferred Units in exchange for the Debt.

2.                  Further Assurances. BLG and the Company agree to promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

3.                  Representations. BLG hereby represents:

(a)               It will acquire the Preferred Units for its own account for the purpose of investment and not with a view to the distribution or resale thereof.

(b)               It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Preferred Units.

(c)               It understands that such Preferred Units have not been registered under the Securities Act of 1933 (the "Act") or under any state securities law or blue sky law of any jurisdiction ("Blue Sky Laws") and, therefore, none of the Preferred Units can be sold, assigned, transferred, pledged or otherwise disposed of without registration under the Act and under applicable Blue Sky Laws or unless an exemption from registration thereunder is available, and it shall not sell, assign, transfer, pledge or otherwise dispose of any Preferred Units (or any interest therein) without registration under the Act and under applicable Blue Sky Laws or unless an exemption from registration thereunder is available.

4.                  Binding Effect. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their successors and respective assigns.

5.                  No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and shall not be deemed to confer upon or give any other third party any remedy, claim, cause of action or other right.

6.                  Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.                  Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

8.                  Entire Agreement. This Agreement and each of the documents expressly referred to herein embody the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

9.                  Amendment. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

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The undersigned have executed this Agreement as of the date first above written.

SUGARFINA HOLDINGS LLC

By:	/s/ Scott LaPorta
Name:	Scott LaPorta
Title:	Chief Executive Officer

BRISTOL LUXURY GROUP, LLC

By:	/s/ Paul L. Kessler
Name:	Paul L. Kessler
Title:	Manager

By:	/s/ Diana Derycz-Kessler
Name:	Diana Derycz-Kessler
Title:	Manager

By:	/s/ Scott LaPorta
Name:	Scott LaPorta
Title:	Manager

Signature Page to Exchange Agreement